Exhibit 99.3

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

624 MARKET STREET

SHREVEPORT, LOUISIANA 71101

(318) 222-1145

NOTICE OF SPECIAL MEETING OF MEMBERS

To be held on                     , 2004

NOTICE IS HEREBY GIVEN that a Special Meeting of Members of Home Federal Savings and Loan Association will be held at                                         , Louisiana, at                .m., Central Time, on                     , 2004, to consider and vote upon:

(1)	The Plan of Reorganization, pursuant to which Home Federal Savings and Loan will reorganize into the mutual holding company form of organization and operate as an indirect subsidiary of a subsidiary holding company. As part of the reorganization, Home Federal Savings and Loan will (1) organize an interim federal stock savings association as a wholly owned subsidiary (“Interim One”); (2) Interim One will organize an interim federal stock savings association as a wholly owned subsidiary (“Interim Two”); (3) Interim One will organize a Federal stock corporation, Home Federal Bancorp, Inc. of Louisiana, as a wholly owned subsidiary of Interim One; (4) Home Federal Savings and Loan will convert to stock form and exchange its mutual charter for a Federal stock savings and loan association charter; (5) the shares of Interim One will be cancelled and its charter will be exchanged for a federal mutual holding company charter; (6) Interim Two will merge with and into Home Federal Savings and Loan, with Home Federal Savings and Loan surviving as a subsidiary of Home Federal Mutual Holding Company; (7) former members of Home Federal Savings and Loan will become members of Home Federal Mutual Holding Company; and (8) Home Federal Mutual Holding Company will transfer all of the outstanding shares of Home Federal Savings and Loan to Home Federal Bancorp.

(2)	Such other business as may properly come before the Special Meeting or any adjournment hereof. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

The Board of Directors has fixed                     , 2004 as the voting record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Only those members of Home Federal Savings and Loan of record as of the close of business on the voting record date will be entitled to vote at the Special Meeting or any postponement or adjournment thereof. The following Proxy Statement and the Prospectus attached hereto contain a more detailed description of Home Federal Savings and Loan, Home Federal Bancorp and the proposed reorganization.

By Order of the Board of Directors

Secretary
Shreveport, Louisiana
, 2004

The Board of Directors Recommends That You Sign, Date and Mark the Enclosed Proxy Card FOR Adoption of the Plan of Reorganization and Return it Promptly in the Enclosed Self Addressed Stamped Envelope. Returning a Proxy Card Will Not Prevent You from Voting in Person If You Attend the Special Meeting. Your Vote Is Important. Not Voting Will Have the Same Effect as a Vote Against the Plan of Reorganization. Voting on the Plan of Reorganization Does Not Require You to Purchase Stock in the Offerings.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

PROXY STATEMENT

SPECIAL MEETING OF MEMBERS

TO BE HELD ON                     , 2004

THE BOARD OF DIRECTORS OF HOME FEDERAL SAVINGS AND LOAN AND THE OTS HAVE APPROVED THE PLAN OF REORGANIZATION, SUBJECT TO ITS APPROVAL BY THE MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL BY THE OTS DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF REORGANIZATION BY THE OTS.

Purpose of the Special Meeting and Summary of Transaction

This Proxy Statement, together with the Prospectus of Home Federal Bancorp, Inc. of Louisiana attached hereto, constitutes the Proxy Statement for, and is being furnished to eligible members of, Home Federal Savings and Loan in connection with the solicitation by the Board of Directors of proxies to be voted at the Special Meeting of Members of Home Federal Savings and Loan to be held on                     , 2004, at                                         ,                     , Shreveport, Louisiana, at             :00   .m., Central Time, and at any postponement or adjournment thereof. The Special Meeting is being held for the purpose of considering and voting upon the Plan of Reorganization, and the transactions contemplated by and provided for in the Plan of Reorganization.

References in this proxy statement to “we”, “our” and “us” refer to Home Federal Savings and Loan.

Our Board of Directors unanimously adopted the Plan of Reorganization, pursuant to which Home Federal Savings and Loan will be converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, and will become a subsidiary of Home Federal Bancorp, a federally chartered corporation. Home Federal Bancorp will be a subsidiary of Home Federal Mutual Holding Company of Louisiana, a federally chartered mutual holding company. It is currently intended that all of the capital stock of Home Federal Savings and Loan will be held by Home Federal Bancorp. The Plan has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the Plan of Reorganization by our Members at the Special Meeting.

Following receipt of all required regulatory approvals, the approval of our members entitled to vote on the Plan of Reorganization, and the satisfaction of all other conditions precedent to the Reorganization, we will consummate the Reorganization. Following completion of the Reorganization, Home Federal Savings and Loan in its stock form will continue to conduct its business and operations from the same offices with the same personnel as we conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates or other terms of our loans or deposit accounts, and the deposit accounts will continue to be issued by the Federal Deposit Insurance Corporation to the same extent as they were prior to the Reorganization.

Pursuant to the Plan of Reorganization, the Reorganization will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Reorganization:

(i)	Home Federal Savings and Loan will organize an interim federal stock savings and loan association as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim federal stock savings and loan association as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize Home Federal Bancorp as a wholly owned subsidiary;

(iv)	Home Federal Savings and Loan will convert its mutual charter to a federal stock savings and loan association charter and Interim One will convert its charter to a federal mutual holding company charter to become Home Federal Mutual Holding Company;

(v)	simultaneously with step (iv), Interim Two will merge with and into Home Federal Savings and Loan with Home Federal Savings and Loan as the resulting institution;

(vi)	all of the initially issued stock of Home Federal Savings and Loan will be transferred to Home Federal Mutual Holding Company in exchange for membership interests in Home Federal Mutual Holding Company;

(vii)	Home Federal Mutual Holding Company will contribute the capital stock of Home Federal Savings and Loan to Home Federal Bancorp, and Home Federal Savings and Loan will become a wholly owned subsidiary of Home Federal Bancorp; and

(viii)	contemporaneously with the Reorganization, Home Federal Bancorp will sell a minority interest in shares of its Common Stock to certain depositors and others pursuant to a Plan of Stock Issuance, which was approved by our Board of Directors contemporaneously with its adoption of the Plan of Reorganization.

Home Federal Bancorp expects to receive the approval of the Office of Thrift Supervision to become a savings and loan holding company and to own all of the common stock of Home Federal Savings and Loan. Home Federal Bancorp intends to contribute at least 50% of the net proceeds of the Offerings to Home Federal Savings and Loan. The Reorganization will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan of Stock Issuance.

Pursuant to the Plan of Stock Issuance, nontransferable rights to subscribe for the shares of Common Stock have been granted, in order of priority, to (i) our depositors with account balances of $50.00 or more as of the close of business on December 31, 2002 (“Eligible Account Holders”), (ii) Home Federal Bancorp’s employee stock ownership plan (“ESOP”), (iii) our depositors with account balances of $50.00 or more as of the close of business on                     , 2004 (“Supplemental Eligible Account Holders”) and (iv) our depositors and certain borrowers as of the close of business on                     , 2004 (“Other Members”) subject to the limitations described herein (the “Subscription Offering”). In the event that there are any shares of Common Stock which are not sold in the Subscription Offering, we anticipate that we will offer any such shares of Common Stock in a community offering (the “Community Offering”). If necessary, any shares of Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public in a syndicated community offering (the “Syndicated Community Offering”). (The Subscription Offering, Community Offering and Syndicated Community Offering are referred to collectively as the “Offerings”).

Voting in favor of or against the Plan of Reorganization includes a vote for or against the adoption of the new Federal Stock Charter and Bylaws of Home Federal Savings and Loan.

Voting in favor of the Plan of Reorganization will not obligate you to purchase any Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PLAN OF REORGANIZATION.

Voting Rights and Votes Required for Approval

The Board of Directors has fixed                     , 2004 as the voting record date for the determination of our members entitled to notice of and to vote at the Special Meeting and at any postponement or adjournment thereof. All of our depositors and borrowers as of the voting record date are our members. The Plan of Reorganization must be approved by the affirmative vote of at least a majority of the amount of votes entitled to be cast at the Special Meeting. The matter to adjourn the Special Meeting, if necessary, must be approved by the affirmative vote of a majority of the votes cast at the Special Meeting.

Each depositor member as of the voting record date will be entitled at the Special Meeting to cast one vote per $100, or fraction thereof, of the aggregate withdrawal value of all of such member’s deposit accounts in Home Federal Savings and Loan as of the voting record date. Also, each borrower member whose loan was outstanding as of the voting record date, will be entitled to one vote in addition to any other vote the borrower may otherwise have. No member may cast more than 50 votes at such Special Meeting. In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 50 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in their own name, each person would be entitled to 50 votes for the separate account and they would together be entitled to cast 50 votes on the basis of the joint account. Our records indicate that as of the voting record date, there were approximately                      members entitled to cast a total of                      votes at the Special Meeting.

Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA and Qualified Plan accounts established at Home Federal Savings and Loan, the beneficiary may direct the trustee’s vote on the Plan of Reorganization by returning a completed proxy card to Home Federal Savings and Loan. If no proxy card is returned, Home Federal Savings and Loan, as trustee, will not vote on the adoption of the Plan of Reorganization on behalf of such beneficiary.

Stock Purchase Priorities

Rights to subscribe for Common Stock have been granted on a priority basis in a subscription offering to certain members of Home Federal Savings and Loan and Home Federal Bancorp’s employee stock ownership plan. Voting members should be aware that only those voting members who were also members of Home Federal Savings and Loan as of December 31, 2002 (Eligible Account Holders) will have first priority to purchase stock in the Offering. In the event there is an oversubscription in the subscription offering, voting members who are not also Eligible Account Holders or Supplemental Eligible Account Holders may not have an opportunity to purchase stock in the Offering.

Adjournment of Special Meeting

We may seek an adjournment of the Special Meeting for not more than 29 days in order to enable us to solicit additional votes in favor of the Reorganization in the event that such proposal has not received the requisite vote of members at the Special Meeting and has not received the negative votes of the holders of a majority of our members. An adjournment for up to 29 days would not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. We have no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

Proxies

Our members as of the voting record date may vote at the Special Meeting or at any postponement or adjournment thereof in person or by proxy. Enclosed is a proxy card which may be used by any voting member to vote on the Plan of Reorganization. All properly executed proxies received by Home Federal Savings and Loan will be voted in accordance with the instructions indicated thereon by the member giving such proxies. If no instructions are given, executed proxies will be voted FOR adoption of the Plan of Reorganization.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing written revocation of the proxy with the Secretary of Home Federal Savings and Loan, by submitting a duly executed proxy bearing a later date or by attending and voting in person at the Special Meeting or any postponement or adjournment thereof. The presence of a member at the Special Meeting shall not revoke a proxy unless a written revocation is filed with the Secretary of Home Federal Savings and Loan prior to the voting of such Proxy. The proxies being solicited by our Board of Directors are only for use at the Special Meeting and at any adjournment thereof and will not be used for any other meeting.

Solicitation of Proxies and Tabulation of the Vote

To the extent necessary to permit approval of the Plan of Reorganization, proxies may be solicited by our officers, directors or employees, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by Home Federal Savings and Loan for their reasonable out-of-pocket expenses incurred in connection with such solicitation. Home Federal Bancorp has retained Sandler O’Neill & Partners, L.P., to provide proxy solicitation and vote tabulation services, to act as inspector of election and to provide financial and marketing advisory services for the Offerings, for an aggregate fee equal to 1.75% of the dollar value of all Common Stock sold in the Offerings (as such terms are defined in the Plan of Stock Issuance), subject to certain limitations. See “The Offering – Plan of Distribution/Marketing Arrangements” in the Prospectus. Home Federal Savings and Loan will bear all costs associated with proxy solicitation and vote tabulation.

Reasons for Reorganization

See “The Reorganization - Purposes of Reorganization” and “-Effects of Reorganization” in the Prospectus for a discussion of the basis upon which the Board of Directors determined to undertake the proposed Reorganization. As more fully discussed in those sections and in other sections of the Prospectus, the Board of Directors believes that the Plan of Reorganization is in the best interest of Home Federal Savings and Loan, our members and the communities we serve.

Stock-Based Benefits to Management

See “Summary - Benefits to Management from the Offering” and “Management - Employment Agreements” and “- New Stock Benefits Plans” in the Prospectus for a discussion of the interests of management in the Reorganization and Stock Issuance.

Review of Office of Thrift Supervision Action

Any person aggrieved by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of reorganization may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the Office of Thrift Supervision be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. ‘563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the Office of Thrift Supervision by the clerk of the court and thereupon the Office of Thrift Supervision files in the court the record in proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

Risk Factors

See “Risk Factors” in the Prospectus for a discussion of certain factors that should be considered by prospective investors, including, among other factors:

•	Higher Interest Rates Would Hurt Our Profitability

•	A Significant Percentage of Our Assets Are Invested in Lower Yielding Investments Which Has Hindered and May Continue To Hinder Our Ability To Be More Profitable in the Current Interest Rate Environment

•	Increases in Market Rates of Interest Could Adversely Affect Our Equity

•	Our Business Is Concentrated in an Area with Lower Income Levels and Higher Unemployment Which May Affect Our Ability to Grow and the Asset Quality of Our Loan Portfolio

•	Home Federal Mutual Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders

•	Our Low Return on Equity May Cause Our Common Stock Price to Decline

•	We Will Have Broad Discretion Over the Use of the Proceeds From the Offering

•	Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes

•	Our Employee Stock Benefit Plans Will Increase Our Costs

•	A Limited Market for Our Common Stock May Depress Our Market Price and Make It Difficult to Buy or Sell Our Stock

Control of Home Federal Bancorp. Home Federal Bancorp is required to be a majority-owned subsidiary of Home Federal Mutual Holding Company as long as Home Federal Mutual Holding Company remains in existence. Following the Stock Issuance, Home Federal Mutual Holding Company will own 60% of the outstanding Common Stock. Holders of our deposit accounts will be entitled to vote on all matters presented to the members of Home Federal Mutual Holding Company for resolution by vote, including, without limitation, election of directors of Home Federal Mutual Holding Company. Prior to the Reorganization, our members generally granted revocable proxies to the Board of Directors, and members of Home Federal Mutual Holding Company may grant proxies to the Board of Directors of Home Federal Mutual Holding Company after the Reorganization. According to regulations of the Office of Thrift Supervision, the revocable proxies that our members have granted to our Board of Directors which confer on the Board of Directors of Home Federal Savings and Loan general authority to cast a member’s vote on any and all matters presented to the members, shall be deemed to cover the member’s votes as members of Home Federal Mutual Holding Company, and such authority shall be conferred on the Board of Directors of Home

Federal Mutual Holding Company. The use of such proxies will facilitate control over Home Federal Mutual Holding Company by its Board of Directors and thereby control of Home Federal Bancorp by virtue of Home Federal Mutual Holding Company’s ownership of a majority of the outstanding shares of Common Stock. Home Federal Mutual Holding Company will be able to elect all of the members of the Board of Directors of Home Federal Bancorp and will be able to control the outcome of most matters presented to the stockholders of Home Federal Bancorp for resolution by vote, excluding certain matters related to stock compensation plans and certain votes regarding a conversion to stock form by Home Federal Mutual Holding Company. Therefore, purchasers of the Common Stock in the Offerings will be minority stockholders and, as such, will not be able to elect directors or effect a change of control in management of Home Federal Bancorp.

No assurances can be given that Home Federal Mutual Holding Company or Home Federal Bancorp will not take action which the minority stockholders believe to be contrary to their interests at some future time. For example, Home Federal Mutual Holding Company or Home Federal Bancorp could revise our dividend policy, prevent a conversion transaction or defeat a candidate for our Board of Directors or other proposals put forth by the minority stockholders. Moreover, Home Federal Mutual Holding Company’s ownership of a majority of the outstanding shares of Common Stock, Home Federal Mutual Holding Company’s mutual form of organization and, to a lesser extent, provisions in Home Federal Bancorp’s Charter and Bylaws that eliminate cumulative voting for the election of directors, authorize the issuance of additional amounts of capital stock and require staggered terms for members of the Board of Directors, are likely to perpetuate existing management and directors and discourage certain transactions that involve an actual or threatened change in control of Home Federal Bancorp. See “Restrictions on Acquisition of Us and Home Federal Savings and Loan and Related Anti-Takeover Provisions.”

Certain Additional Anti-Takeover Considerations. Home Federal Mutual Holding Company will own more than a majority of the issued and outstanding shares of Common Stock and, accordingly, will be able to elect all of the members of the Board of Directors of Home Federal Bancorp and will be able to control the outcome of most matters presented to stockholders for their approval. See “Risk Factors - Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers Than Management Opposes” in the Prospectus. In addition, certain provisions in Home Federal Bancorp’s Charter and Bylaws and Federal law and regulations as well as the anticipated stock ownership levels of our management will provide certain additional anti-takeover provisions. See “Risk Factors - Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes” in the Prospectus.

Upon consummation of the Reorganization, Home Federal Bancorp’s Board of Directors will be elected by its stockholders, including Home Federal Mutual Holding Company. Home Federal Bancorp’s Bylaws includes certain advance notice and other requirements which a stockholder must comply with in order to make nominations for directors or to make stockholder proposals for matters to be considered at meetings of stockholders. See “Restrictions on Acquisition of Us and Home Federal Savings and Loan and Related Anti-Takeover Provisions - Procedures for Stockholder Nominations and Proposals” in the Prospectus.

Additional Information

A copy of the Plan of Reorganization, Plan of Stock Issuance, the proposed Federal Stock Charter and Bylaws of Home Federal Bancorp, the proposed Federal Stock Charter and Bylaws of Home Federal Savings and Loan and the proposed Charter and Bylaws of Home Federal Mutual Holding Company are available without charge from Home Federal Savings and Loan. Requests for copies of any such documents should be directed to:                     , Corporate Secretary, Home Federal Savings and Loan Association, 624 Market Street, Shreveport, Louisiana 71101.

THE ATTACHED PROSPECTUS IS AN INTEGRAL PART OF THIS PROXY STATEMENT AND CONTAINS DETAILED INFORMATION ABOUT HOME FEDERAL SAVINGS AND LOAN, HOME FEDERAL BANCORP, HOME FEDERAL MUTUAL HOLDING COMPANY, THE REORGANIZATION AND STOCK ISSUANCE, INCLUDING, THE RIGHTS OF ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS TO SUBSCRIBE FOR SHARES OF HOME FEDERAL BANCORP’S COMMON STOCK. MEMBERS AS OF THE VOTING RECORD DATE ARE URGED TO CONSIDER SUCH INFORMATION CAREFULLY PRIOR TO SUBMITTING THEIR PROXIES.